Exhibit 3.1

AMENDMENT NO. 1 TO THE FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

TC PIPELINES, LP

This Amendment No. 1 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP, a Delaware limited partnership (the “Partnership”), dated as of December 31, 2018 (the “Partnership Agreement”), is entered into on February 4, 2020 and made effective as of December 31, 2018 (the “EFFECTIVE DATE”) by TC PipeLines GP, Inc., a Delaware corpration as the General Partner. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, as on the Effective Date, the General Partner transferred its 100% membership interest in TC PipeLines Intermediate GP, LLC, which owned 1.0101% general partnership interest in TC GL Intermediate Limited Partnership, a Delaware limited partnership, TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership and TC Tuscarora Intermediate Limited Partnership, a Delaware limited partnership, to the Partnership in exchange for the issuance of a 1.0% general partner interest in the Partnership, and thereby the Intermediate Partnerships became wholly-owned subsidiaries of the Partnership;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect; and

WHEREAS, the General Partner is adopting this Agreement pursuant to Section 13.1(d) of the Fourth Restated Agreement to make certain associated changes and corrections to reflect the contribution described above.

NOW, THEREFORE, it is hereby agreed as follows:

Section 1. Amendment.

(a)               The definition of “Percentage Interest” contained in Section 1.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

   “PERCENTAGE INTEREST” means as of any date of determination (a) as to the General Partner (with respect to its General Partner Interest), an aggregate 2%, (b) as to any Common Unitholder or Assignee of Common Units, the product obtained by multiplying (i) 98% less the percentage, if any, applicable to paragraph (c) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Common Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage, if any, established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right and the Class B Units shall at all times be zero.

(b)               Section 6.1(a)(ii) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(ii)       Second, 2% to the General Partner in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods and 98% to the Common Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable period and all previous taxable periods is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(c)               Section 6.1(b)(i) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(i)       First, 2% to the General Partner and 98% to the Common Unitholders, Pro Rata, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable period and all previous taxable periods is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable periods, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Common Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(d)               Section 6.1(b)(ii) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(ii)       Second, 2% to the General Partner and 98% to the Common Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Common Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

(e)               Section 6.1(c)(i)(B)-(D) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(B)       Second, 98% to all Common Unitholders, Pro Rata, and 2% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the First Target Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “UNPAID FTD”);

(C)       Third, 85% to all Common Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Unpaid FTD, plus (3) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the date of this Agreement over (bb) the cumulative per Unit amount of any distributions of Operating Surplus made pursuant to Section 6.4(b) after the date of this Agreement;

(D)       Finally, any remaining amount 75% to all Common Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner.

(f)                Section 6.1(c)(ii)(A) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(A)       First, 98% to all Common Unitholders, Pro Rata, and 2% to the General Partner until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(g)               Section 6.1(d)(iii)(A) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for any taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units held by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 2/98ths of the sum of the amounts allocated in clause (1) above.

(h)               Clauses (a) – (c) of Section 6.4 of the Partnership Agreement are hereby amended and restated in their entirety to read as follows:

(a)       First, 98% to all Common Unitholders, Pro Rata, and 2% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the First Target Distribution for such Quarter;

(b)       Second, 85% to all Common Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(c)       Thereafter, 75% to all Common Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

(i)                 The first sentence of Section 6.5 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 98% to all Common Unitholders, Pro Rata, and 2% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price.

(j)                 The last sentence of Section 7.9(b) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed 2% of the total amount distributed to all Partners.

(k)               Section 11.3(c) of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

(c)       If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to 2/98ths of the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to 2% of all Partnership allocations and distributions. The successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be 2%.

Section 2. Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 3. Governing Law.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to the principles of conflicts of law.

(Signature Page Follows)

IN WITNESS WHEREOF, this Amendment has been executed as of February 4, 2020, and is made effective as of December 31, 2018.

GENERAL PARTNER:

TC PIPELINES GP, INC.

By	/s/ Nathaniel A. Brown
Name:	Nathaniel A. Brown
Title:	President

By	/s/ Jon A. Dobson
Name:	Jon A. Dobson
Title:	Secretary

Signature Page to Amendment No. 1 to the Fourth Amended and Restated

Agreement of Limited Partnership of

TC PipeLines, LP